Exhibit 10.4
NON-SOLICITATION, CONFIDENTIALITY
AND ARBITRATION AGREEMENT
     Republic Services, Inc. (the “Company”) and Michael Rissman (“Executive”) enter into this Non-Solicitation, Confidentiality and Arbitration Agreement (“Agreement”), effective February 9, 2010 (the “Effective Date”). The Company and Executive will be referred to as the “Parties” in this Agreement. The Parties agree as follows:
     1. Certain Definitions and Understandings. The Parties expect that some or all of the obligations the Company will assume to Executive under this Agreement will be fulfilled through its subsidiary, related, or successor companies (“Affiliates”). Accordingly, Executive acknowledges that the discharge of any obligation of the Company under this Agreement by one or more of its Affiliates discharges the Company’s obligation in that regard. Moreover, the obligations Executive will assume under this Agreement will be owed to the Company and its Affiliates (collectively referred to as the “Company” for the remainder of this Agreement).
     2. General Duties. Executive acknowledges that he will be entrusted with significant responsibility for managing aspects of the Company’s business. Executive also acknowledges that, due to the confidential nature of his job responsibilities, he will be entrusted with significant responsibility for managing, using and otherwise handling Confidential Information (as defined below) belonging to the Company. Accordingly, Executive acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to refrain from doing or saying anything to a third party or subordinate that injures the Company.
     3. Consideration Executive Will Receive Under This Agreement. The Parties recognize that in order for Executive to perform his duties, Executive needs to manage, use or otherwise handle Confidential Information (as defined below) belonging to the Company. Thus, the Company agrees to provide Executive with, and access to, Confidential Information necessary to perform his duties. Executive agrees that, in exchange for the Company providing him with Confidential Information, his eligibility to participate in the Company’s Executive Separation Policy or any successor or similar policy maintained by the Company for the benefit of similarly situated employees, and the Company’s agreement to employ Executive on an at-will basis, Executive will make the promises set forth in the following sections of this Agreement.
     4. Executive’s Confidentiality Obligations.
          4.1 For purposes of this Agreement, “Confidential Information” is not limited to information that would qualify as a Trade Secret and includes, but is not limited to: customer lists and agreements; customer service information; names of customer contacts and the identities of their decision-makers; routes and/or territories; information provided to the Company by any actual or potential customer, government agency or other third party; the Company’s internal personnel and financial information; information about vendors that is not generally known to the public; purchasing and internal cost information; information about the profitability of particular operations; internal service and operational manuals and procedures; the manner and methods of conducting the Company’s business; marketing plans, development plans, price data, cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes; future plans and potential acquisition, divestiture and other development strategies; non-public information about the Company’s landfill development plans, landfill capacity, special projects, and the status of any permitting process; the status of any governmental investigation, charge, or lawsuit and the position of the Company regarding the value of such matter; non-public information regarding the Company’s compliance with federal, state or local laws; information that gives the Company some competitive business advantage, or the opportunity of obtaining such an advantage, or the disclosure of which could be detrimental to the interests of the Company; and/or information that is not generally known outside the Company.
          4.2 As a consequence of Executive’s acquisition of Confidential Information, Executive makes the following covenants and agrees that it is reasonable and necessary to do so:
               (a) At no time while Executive is employed or at any time after his employment ends will Executive disclose Confidential Information to any person or entity either inside or outside of the Company other than as necessary in carrying out his duties and responsibilities, nor will Executive use, copy, or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities, without first obtaining the Company’s prior written consent.
               (b) During his employment, Executive agrees to promptly disclose to the Company all information, ideas, concepts, improvements, discoveries and inventions (“Inventions”), which he conceives, develops, creates, or acquires, either individually or jointly with others, and which relate to the business, products, or services of the Company, irrespective of whether such Inventions were conceived, developed, discovered, or acquired by Executive on the job, at home, or elsewhere. Executive further agrees that all right, title and interest (including copyrights) in and to any Inventions shall be the property of the Company.
               (c) When Executive’s employment with the Company ends, Executive will immediately deliver to the Company (or its designee) anything containing Confidential Information including, but not limited to, reports, studies, materials, records, documents, books, files, videotapes, tape recordings, computers, computer disks, flash/thumb drives, CDs, DVDs, PDAs, Blackberry devices, mobile telephones, and/or other devices used to store electronic data, including any copies thereof, whether made by Executive or which came into his possession prior to or during his employment concerning the business or affairs of the Company.
     5. Executive’s Non-Solicitation Obligations.
          5.1 Definitions:
               (a) “Principal Competitor” means: (i) Waste Management, Inc., Waste Connections, Inc., or Veolia Environmental Services North America Corp. (including their predecessors, successors, parents, subsidiaries, or affiliate operations); or (ii) any public or private business (including their predecessors, successors, parents, subsidiaries, or affiliate operations) conducting Non-hazardous Solid Waste Management services in three (3) or more states in which the Company conducts business.
               (b) “Competitor” means any public or private business that provides Non-hazardous Solid Waste Management services in any state in which the Company conducts business.

               (c) “Contact” means any direct or indirect interaction between Executive and any customer, potential customer, or acquisition prospect, which takes place in an effort to further a business relationship, whether done directly or through others, whether in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant.
               (d) “Non-hazardous Solid Waste Management” means the collection, hauling, disposal, or recycling, of non-hazardous refuse or other services provided by the Company.
               (e) “Facility” means the physical location at which the Company owns, leases, or operates: (i) an office; (ii) a collection operation; or (iii) a post-collection operation (including, but not limited to, landfills, transfer stations, material recovery facilities, recycling facilities and compost facilities).
               (f) “Solicit” means soliciting directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant.
          5.2 Prohibition Against Solicitation.
               (a) During his employment, and for a period of twenty-four (24) months after his employment ends, Executive will limit his activities relating to customers, potential customers, acquisition prospects, employees, consultants and independent contractors of the Company to the extent, and subject to the express limitations, provided in this Section 5.2. In the event a court concludes that twenty-four (24) months is an unreasonable period of time, Executive’s obligations under this Section 5.2 will end eighteen (18) months after his employment ends.
               (b) Executive will not Contact any customers, potential customers, or acquisition prospects of the Company that Executive generated, serviced, managed, contacted, or maintained at any time during the last twenty-four (24) months of his employment on behalf of any Principal Competitor, or any Competitor, that provides Non-hazardous Solid Waste Management services within forty (40) miles of any Facility.
               (c) Executive will not, either directly or indirectly, raid, Solicit, attempt to Solicit, or induce, any employee of, consultant to, or independent contractor of, the Company to terminate his or her relationship with the Company in order to become an employee of, consultant to, independent contractor of, or act in any other way on behalf of, any other person or entity.
          5.3 Judicial Modification. If the applicable temporal or geographic limitations agreed to by the Parties in this Section 5 are found by a court to be overbroad, the Parties expressly authorize the judge before whom any dispute is brought to impose the broadest temporal and geographic limitations permissible under the law.
     6. Executive’s Obligation to Avoid Conflicts of Interest. Executive agrees to abide by the Company’s Conflicts of Interests policy, which includes not becoming involved, directly or indirectly, in a situation that a reasonable person would recognize to be an actual conflict of interest with the Company. If Executive discovers, or is informed by the Company that he has become involved in a situation that is an actual or likely conflict of interest with the Company, Executive will take immediate actions to eliminate the conflict. The Company’s determination as to whether or not a conflict of interest exists will be conclusive.
     7. Miscellaneous.
          7.1 Waiver of Breach. The waiver by any Party of a breach of any provision of this Agreement will neither operate nor be construed as a waiver of any subsequent breach.
          7.2 Assignment. The Company may assign this Agreement upon written notice to Executive. However, Executive agrees that his rights and obligations under this Agreement are personal to him and may not be assigned without the express written consent of the Company.
          7.3 Entire Agreement, No Oral Amendments. This Agreement replaces and merges all previous agreements and discussions relating to any rights and obligations between Executive and the Company with respect to the subjects addressed in this Agreement. This Agreement may not be modified except by a written agreement signed by a representative of the Company who is expressly authorized by the Company’s Board of Directors to execute such a modification or agreement.
          7.4 Enforceability. If a court or arbitrator authorized by this Agreement to resolve disputes between the Parties determines that any provision of this Agreement is invalid or unenforceable, the invalid or unenforceable provision will be struck from the Agreement without affecting any other provision of this Agreement. All remaining provisions of this Agreement that were not struck will be enforced according to their terms.
          7.5 Governing Law, Jurisdiction, and Venue. This Agreement and the rights and obligations of the Parties hereunder shall be governed and interpreted in accordance with the laws of the State of Arizona. Additionally, the Parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over them to hear all disputes arising under, or related to, this Agreement and that venue will be proper only in Maricopa County, Arizona.
          7.6 Injunctive Relief. The Company and Executive agree that a breach of any term of this Agreement by Executive would cause irreparable harm to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance and other equitable relief to prevent or redress the violation of Executive’s obligations under this Agreement. Additionally, to provide the Company with the protections it has bargained for in this Agreement, any period of time in which Executive has been in breach will extend, by that amount of time, the time for which Executive should be precluded from further breaching the promises made in the Agreement.
          7.7 Attorneys’ Fees. The Company and Executive agree that, if Executive is found to have breached any term under Sections 2, 4, 5, or 6 of this Agreement, the Company will be entitled to recover the attorneys’ fees and costs it incurred in enforcing this Agreement.
          7.8 Arbitration. With the sole exception of any breach by Executive of the obligations he assumed under Sections 2, 4, 5, and 6 of this Agreement (the breach of which permits the Company to obtain judicial relief due to the exigent circumstances presented by such a breach), all other alleged breaches of this Agreement, or any other dispute between the Parties arising out of or in connection with Executive’s employment with the Company will be settled by binding arbitration to the fullest extent permitted by law. This Agreement to arbitrate applies to any claim for relief of any nature, including but not limited to claims of wrongful discharge under statutory law and common law; employment discrimination based on federal, state or local statute, ordinance, or governmental regulations, including discrimination prohibited by: (i) Title VII of the Civil Rights Act; (ii) the Age Discrimination in Employment Act; (iii) the Americans with Disabilities Act, as amended; (iv) the Fair Labor Standards Act; claims of retaliatory discharge or other acts of retaliation; compensation disputes; tortious conduct; allegedly contractual violations; ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed.
          The Parties understand that they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation) because of the mutual advantages this forum offers, and are waiving their right to have their disputes (except as to breaches of Sections 2, 4, 5, or 6 of this Agreement) resolved in court. This substitution involves no surrender, by either party, of any substantive statutory or common law benefit, protection, or defense.
          The arbitration proceeding will be conducted in Maricopa County, Arizona in accordance with the National Rules for the Resolution of Employment Disputes (National Rules) of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. One arbitrator shall be used and he or she shall be chosen by mutual agreement of the Parties. If the Parties cannot agree on the selection of an arbitrator after thirty (30) days, an arbitrator shall be chosen by the AAA pursuant to its National Rules. The arbitrator shall coordinate and, as appropriate, limit all pre-arbitration discovery. However, the Parties shall have the right to obtain discovery through appropriate document requests, information requests, and depositions. The arbitrator shall issue a written decision and award, stating the reasons for the award. The decision and award shall be exclusive, final, and binding on the Parties, their heirs, executors, administrators, successors, and assigns.
          The Company will pay all costs and expenses of the arbitration, except for the filing fees and costs that would have been required had the proceeding been initiated and maintained in the Maricopa County Superior Court, which fees and costs Executive will pay. Each Party will pay their own attorneys’ fees and expenses throughout the arbitration proceeding. However, the arbitrator may award the successful Party its attorneys’ fees and expenses at the conclusion of the arbitration and any other relief provided by law.
[SIGNATURE PAGE FOLLOWS]

     The Parties, intending to be bound, execute this Agreement as of the Effective Date.

EMPLOYEE	COMPANY
Michael Rissman	By

Its